Tidal Trust III 485BPOS

Exhibit 99(j)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of Tidal Trust III of our report dated March 20, 2024, except for the incremental disclosure related to the adoption of Regulation S-X discussed in Note 6, as to which the date is December 13, 2024, relating to the financial statements and financial highlights of Intech U.S. Enhanced Plus Fund LLC, which appears in such Registration Statement. We also consent to the references to us under the headings “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Denver, Colorado

February 24, 2025